RELEASE IMMEDIATELY

Contact: Frank Cinatl	(888) ABATIX-X (222-8499)	fcinatl@abatix.com

ABATIX CORP. ANNOUNCES INTENT TO VOLUNTARILY TERMINATE SEC REPORTING AND DELIST FROM NASDAQ

MESQUITE, Texas, Aug. 21 /PRNewswire-FirstCall/ -- ABATIX CORP. (Nasdaq: ABIX) announced today that it intends to file a Form 25 with The NASDAQ Stock Market and the Securities and Exchange Commission (“SEC”) to voluntarily delist the Abatix Common Stock (“Common Stock”) from the NASDAQ Capital Market (“Capital Market”) and to deregister the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Company also intends to file a Form 15 with the SEC to voluntarily suspend reporting obligations under Section 15(d) of the Exchange Act. The Company intends to file these applications on September 5, 2007. Immediately upon the filing of Form 15, the Company will no longer be obligated to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K.

Under the SEC's rule, a company with fewer than 300 stockholders of record may voluntarily terminate the registration of its securities by filing a Form 15 pursuant to which it certifies that the number of record holders of the class of securities registers is less than 300. Abatix currently has fewer than 100 stockholders of record of Common Stock.

The Company anticipates that the Common Stock will be quoted on the Pink Sheets; however, the Company can give no assurances that the Common Stock will continue to be so quoted. The Pink Sheets system is a centralized quotation service that provides pricing and financial news and information for the over-the-counter securities markets and collects and publishes market maker quotes in real time primarily through its website, http://www.pinksheets.com.

The Company does not believe that delisting from the Capital Market and deregistering under the Exchange Act will materially impact its current operations, current relationships with employees, customers or suppliers or its existing financing arrangements.

Mr. Terry Shaver, CEO, stated, “The Company formed a special committee comprised solely of independent directors (“Special Committee”). After a substantive review of the available options by the Special Committee, they concluded that voluntary deregistration and voluntary delisting were in the best, long-term interest of the Company. The Special Committee presented their findings to the Company's Board of Directors who unanimously agreed with their conclusion.”

Mr. Shaver continued, “The costs and corporate governance requirements associated with being a reporting company have significantly increased in the past several years, particularly in light of the requirements of the
Sarbanes-Oxley Act of 2002. Given our intent not to access the public capital markets for its foreseeable financing needs, the advantages of being a reporting company are outweighed by the significant external and internal costs associated with the reporting requirements for public companies. The Special Committee believes that delisting and deregistering will significantly reduce expenses, avoid potentially higher future expenses, enable our management to focus more of its time on operating the Company, and create greater value for our stockholders.”

Mr. Shaver concluded, “Notwithstanding our decision to delist and deregister the Common Stock, we currently intend to continue to hold annual meetings and to provide its shareholders and the interested public with audited financial statements on an annual basis, unaudited quarterly updates and other information as appropriate. The Company also intends to comply with all information and notice requirements under Delaware and other applicable law, the Company's articles of incorporation and by-laws, and the Company's Code of Business Conduct and Ethics.”

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Abatix Corp. Such statements involve a number of risks and uncertainties including, without limitation, absence of market liquidity; cost savings and other benefits are not fully realized; become subject to the Exchange Act in the future; decline in any of the markets served by the Company; the occurrence, timing and property devastation from disasters; global, national and local economic and political conditions; changes in laws and regulations relating to the Company's products and the import of such products; market acceptance of new products; existence or development of competitive products the Company represents that outperform current product lines or are priced more competitively; inability to hire and train quality people or retain current employees; changes in interest rates; the financial status of and relationships with key customers and vendors; or fluctuations in oil prices. We do not undertake any obligation to publicly update forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law or regulation.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety and environmental industries. The Company currently has eight distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington, in Las Vegas, Nevada and in Jacksonville, Florida. These distribution centers serve customers throughout the Southeast, Southwest, Midwest, Pacific Coast, Alaska and Hawaii. More information about the Company can be found on the Abatix web site at http://www.abatix.com and on the IESI website at
http://www.int-enviroguard.com.

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